Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2013 with respect to the consolidated financial statements and schedules of Spirit Realty Capital, Inc., included in the Joint Proxy Statement of Cole Credit Property Trust II, Inc. and Spirit Realty Capital, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-187122) and Prospectus of Cole Credit Property Trust II, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 28, 2013